Exhibit 10.5

SUPPLEMENT TO THE

BRISTOW GROUP INC.

FY 2014 ANNUAL INCENTIVE COMPENSATION PLAN

Provisions Applicable to Officers

June 6, 2013

PURPOSE

The purpose of this Supplement (“Supplement”) to the Bristow Group Inc. FY 2014 Annual Incentive Compensation Plan (the “Plan”) is to provide additional terms applicable to annual incentive awards made to officers of the Company and to satisfy the performance-based compensation exception to the deductibility limits of Section 162(m) of the Internal Revenue Code, as amended. Terms not defined in this Supplement shall have the meaning assigned thereto in the Plan.

APPLICABILITY

This Supplement applies to officers of Bristow Group Inc. (“Officers”).

THRESHOLD PERFORMANCE GOAL

Officers shall not be entitled to any payments in respect of an annual incentive award for fiscal year 2014, and any annual incentive award for fiscal year 2014 shall be cancelled and forfeited in its entirety as of the end of fiscal year 2014, unless the Company has positive EBITDA (as defined below) in any fiscal quarter during fiscal year 2014 (the “Threshold Goal”); provided, however, that a fiscal quarter shall not be considered if more than 25% of such fiscal quarter has elapsed prior to the date an award is granted under the Plan. If the Compensation Committee, in its sole discretion, determines that the Company has attained the Threshold Goal, the Compensation Committee shall certify such achievement in writing as soon as reasonably practicable but no later than 30 days after the end of the fiscal year, and such certification shall authorize the maximum amount payable pursuant to annual incentive awards under the Plan for the fiscal year, subject to reduction pursuant to the terms of the Plan and as otherwise determined by the Compensation Committee. For purposes of the Plan, “EBITDA” means, for the relevant period, the sum of the Company’s (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, and the Company’s proportional interest in the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of any of its subsidiaries, as presented in consolidated financial statements, determined in accordance with Generally Accepted Accounting Principles (GAAP).

SUPPLEMENT AND PLAN CONTROL

If an Officer is party to an employment, severance or other agreement with the Company, or is subject to a policy of the Company, in either case, that contains provisions for payment of an annual incentive award upon termination of employment due to any reason other than death, disability or change in control, such provisions shall not apply to an annual incentive award under the Plan unless and until the Threshold Goal has been achieved for any applicable fiscal quarter during the year of such termination.

ACKNOWLEDGEMENT AND AGREEMENT

The undersigned Officer is eligible for an annual incentive compensation bonus under the Plan and this Supplement. The undersigned Officer acknowledges that certain terms of the Plan and this Supplement may supersede the terms of another agreement between the Officer and the Company or a Company policy otherwise applicable to the Officer, and the undersigned Officer hereby accepts the eligibility for an annual incentive compensation bonus under the Plan and this Supplement subject to the terms, provisions and conditions of the Plan, the Supplement, the administrative interpretations thereof and the determinations of the Compensation Committee.

Signature of Officer	Date

Name (please print)